GENTIUM S.p.A.

PIAZZA XX SETTEMBRE 2
22079 VILLA GUARDIA (COMO)
ITALY
+39 031 385111

424B3

Filed on 05/31/2006
File Number 333-130796

Filed pursuant to Rule No. 424(b)(3)
File Number: 333-130796

GENTIUM S.P.A.

PROSPECTUS SUPPLEMENT NO. 4
DATED MAY 31, 2006

TO PROSPECTUS DATED
JANUARY 30, 2006

This Prospectus Supplement No. 4 supplements information contained in our prospectus dated January 30, 2006, as amended and supplemented from time to time (the “Gentium Prospectus”). The information in this Supplement No. 4 supplements, modifies and supersedes some of the information contained in the Gentium Prospectus.

The primary purpose of this Prospectus Supplement No. 4 is to inform you that we have entered into definitive agreements for a $22.1 million private placement of 1,943,525 of our American Depository Shares (ADSs) at a price of $11.39 per ADS. Investors in the financing will also receive warrants to purchase 388,705 ADSs at an exercise price of $14.50 per ADS.  Investors participating in the financing are large U.S. and Italian institutional investors. ThinkEquity Partners LLC acted as the lead placement agent for the offering, and Rodman & Renshaw LLC and I-Bankers Securities Incorporated were the co-agents.

The net proceeds from the offering will be used to fund the continued development of our product candidates and for general corporate purposes.

The ADSs sold in the private placement and the ADSs issuable upon exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The ADSs were offered only to accredited investors. We have agreed to file a registration statement with the SEC covering the resale of the ADSs issued in the private placement and issuable upon exercise of the warrants.

You should read this Prospectus Supplement No. 4 in conjunction with the Gentium Prospectus. This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the Gentium Prospectus including any amendments or supplements thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.